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                                                                   Exhibit 10.42

                         EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT is made this 21st day of January
1999, by and between I. C. Isaacs & Company, Inc., a Delaware corporation (the "Company"), and Daniel Gladstone (the "Executive").

                              EXPLANATORY STATEMENT

         The Company desires to employ the Executive as its President - Girbaud Division on the terms and conditions herein set forth, and the Executive has agreed to accept employment with the Company on the terms and conditions herein set forth.

         NOW, THEREFORE, in consideration of the premises and the mutual promises made herein, the parties agree as follows:

         1. EMPLOYMENT. The Company hereby employs the Executive as its President - Girbaud Division and agrees to continue the Executive in that position during the term set forth in Section 2.

         2. TERM. Subject to the terms and conditions set forth herein, the Executive's term of employment shall begin January 21, 1999 and shall continue until January 21, 2001 (the "Initial Employment Period") Thereafter, Executive's term of employment shall renew automatically from Employment Year to Employment Year (as defined below), subject to the right of either party (i) to prevent the automatic renewal of the Executive's term of employment upon sixty (60) days' prior written notice to the other party or (ii) to terminate the Executive's employment as of the end of any Employment Year upon sixty (60) days' prior written notice to the other party. An "Employment Year" begins each January 21, and ends on the immediately following January 21.

         3. BASE SALARY. The Executive's base salary for each Employment Year under this Agreement shall be at the rate of Three Hundred Fifty Thousand Dollars ($350,000) per annum. The Executive's base salary shall be paid throughout the year, in accordance with the normal payroll practices of the Company.

         4. INCENTIVE COMPENSATION. In addition to his base salary, during the term of this Agreement, the Executive shall be entitled to receive incentive compensation within ninety (90) days following each fiscal year during which the Company's Net Sales (as defined below) of Girbaud sportswear exceeds $20.0 million. The amount of such incentive compensation shall equal one-half of one percent of the amount by which the Company's net sales of Girbaud sportswear exceeds $20.0 million. Net Sales of Girbaud sportswear shall mean domestic gross revenues from the sale of such sportswear recorded in accordance with the Company's normal


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revenue recognition policies, less discounts, returns, allowances and off-price sales to off-price customers.

         5. OTHER BENEFITS. During the term of this Agreement, the Executive shall also be entitled to participate in or receive benefits under all of the Company's benefit plans, programs, arrangements and practices, including pension, disability, and group life, sickness, accident or health insurance programs, if any, as may be established from time to time by the Board of Directors of the Company for the benefit of executive employees serving in similar capacities with the Company (and/or its affiliates), in accordance with the terms of such plans, as amended by the Company from time to time; it being understood that there is no assurance with respect to the establishment of such plans or, if established, the continuation of such plans during the term of this Agreement.

         6. DUTIES.

            A. During the term of this Agreement, the Executive shall serve as the President -Girbaud Division of the Company and have such powers and shall perform such duties as shall be assigned to him by the Chief Executive Officer and that are incident and customary to those of the president of a division. The Chief Executive Officer shall have final authority regarding the sourcing, styling, pricing, distribution and marketing of Girbaud sportswear.

            B. The Executive shall devote his full time, attention, skill, and energy to the performance of his duties under this Agreement, and shall comply with all reasonable professional requests of the Company; provided, however, that the Executive will be permitted to engage in and manage personal investments and to participate in community and charitable affairs, so long as such activities do not interfere with his duties under this Agreement.

         7. VACATION AND SICK LEAVE.

            A. Following six (6) months of employment with the Company, the Executive shall be entitled to a total of four (4) weeks of vacation each Employment Year, such vacation to be in accordance with the terms of the Company's announced policy for executive employees, as in effect from time to time. The Executive may take his vacation at such time or times as shall not interfere with the performance of his duties under this Agreement.

            B. The Executive shall be entitled to paid sick leave and holidays in accordance with the Company's announced policy for executive employees, as in effect from time to time.

         8. EXPENSES. The Company shall reimburse the Executive for all reasonable expenses incurred in connection with his duties on behalf of the Company, provided that the Executive shall keep, and present to the Company, records and receipts relating to reimbursable expenses incurred by him. Such records and receipts shall be maintained and presented in a format, and with such regularity, as the Company reasonably may require in order to substantiate the Company's right to claim income tax deductions for such expenses. Without limiting the


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generality of the foregoing, the Executive shall be entitled to reimbursement for any business-related travel, business-related entertainment, whether at his residence or otherwise, and other costs and expenses reasonably incident to the performance of his duties on behalf of the Company.

         9. TERMINATION OF EMPLOYMENT FOR CAUSE. Notwithstanding the provisions of Section 2 of this Agreement, the Executive's employment (and all of his rights and benefits under this Agreement) shall terminate immediately and without further notice upon the happening of any one or more of the following events:

            A. The Executive has been or is guilty of (i) a criminal offense involving moral turpitude, (ii) criminal or dishonest conduct pertaining to the business or affairs of the Company (including, without limitation, fraud and misappropriation), (iii) any act or omission the intended or likely consequence of which is material injury to the Company's business, property or reputation, which act or omission continues uncured for a period of ten (10) days after the Executive has received written notice from the Company, and/or (iv) gross negligence or willful misconduct which continues uncured for a period of ten
(10) days after the Executive has received written notice from the Company;

            B. The Executive persists, for a period of fifteen (15) days after written notice from the Company, in willful misconduct injurious to the Company's interests, willful breach in the performance of his duties under this Agreement, or habitual neglect by the Executive in the performance of his duties under this Agreement (other than as a result of incapacity for physical or mental illness);

            C. The Executive's death; or

            D. The continuous and uninterrupted inability to perform the Executive's duties on behalf of the Company, by reason of accident, mental or physical illness or impairment, or disease, for a period of one hundred and eighty (180) days from the first day of such inability to perform his duties.

            Subsections A, B, C, D and E of this Section 9 are hereinafter referred to collectively and individually as "Cause." In the event of a termination for Cause, the Company shall pay the Executive his base salary through the effective date of the employment termination, and the Executive shall immediately thereafter forfeit all rights and benefits (other than vested benefits), including but not limited to any right to compensation pursuant to Sections 4 and 5 of this Agreement, he would otherwise have been entitled to receive under this Agreement. The Company and the Executive thereafter shall have no further obligations under this Agreement except as otherwise provided in Sections 13 and 14 of this Agreement.

         10. CHANGE OF CONTROL; TERMINATION OF EMPLOYMENT BY THE COMPANY WITHOUT CAUSE. Notwithstanding the provisions of Section 2 of this Agreement, the Board of Directors may terminate the Executive's employment, at any time, for reasons other than for Cause by


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notifying the Executive in writing of such termination. If the Executive is terminated pursuant to this Section 10 for reasons other than for Cause, the Company shall pay the Executive, throughout the year in accordance with the normal payroll practices of the Company, an amount equal to one (1) year's worth of his base salary or, if the Executive is terminated before January 21, 2000, the remaining base salary otherwise payable during the Initial Employment Period, in either case at the rate in effect immediately prior to the date of termination. The payments described in the immediately preceding sentence shall be reduced by any income paid to the Executive during the severance period from other employment or consulting services he performs for other persons or entities. The Executive shall immediately thereafter forfeit all rights and benefits (other than vested benefits, including vested stock options and earned but unpaid incentive compensation (prorated for any partial year and paid within ninety (90) days after the end of the current fiscal year) under Section 4 of this Agreement), including but not limited to any right to compensation pursuant to Sections 4 or 5 of this Agreement, he would otherwise have been entitled to receive under this Agreement. The Company and the Executive thereafter shall have no further obligations under this Agreement except as otherwise provided in Sections 13 and 14 of this Agreement.

         If a Change of Control (as defined below) occurs and (i) the Executive voluntarily terminates his employment between ninety (90) and one hundred and twenty (120) days following the Change of Control or (ii) is involuntarily terminated within one hundred and twenty (120) days following the Change of Control, the Company shall pay the Executive, in a lump sum within thirty (30) days, an amount equal to one (1) year's worth of his base salary or, if the Executive is terminated before January 21, 2000, the remaining base salary otherwise payable during the Initial Employment Period, in either case at the rate in effect immediately prior to the date of termination. The payments described in the immediately preceding sentence shall be reduced by any income paid to the Executive during the severance period from other employment or consulting services he performs for other persons or entities. The Executive shall immediately thereafter forfeit all rights and benefits (other than vested benefits, including vested stock options and earned but unpaid incentive compensation (prorated for any partial year and paid within ninety (90) days after the end of the current fiscal year) under Section 4 of this Agreement), including but not limited to any right to compensation pursuant to Sections 4 or 5 of this Agreement, he would otherwise have been entitled to receive under this Agreement. The Company and the Executive thereafter shall have no further obligations under this Agreement except as otherwise provided in Sections 13 and 14 of this Agreement.

         For purposes of this Agreement, the term "Change of Control" shall mean
(i) the sale of all or substantially all of the assets of the Company, (ii) the sale of more than 50% of the outstanding capital stock of the Company in a non-public sale, (iii) the dissolution or liquidation of the Company, or (iv) any merger, share exchange, consolidation or other reorganization or business combination of the Company if immediately after such transaction either (A) persons who were members of the Board of Directors of the Company immediately prior to such transaction do not constitute at least a majority of the Board of Directors of the surviving entity, or (B) persons who hold a majority of the voting capital stock of the surviving entity are not persons who held voting capital stock of the Company immediately prior to such transaction.


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         11. TERMINATION OF EMPLOYMENT BY THE EXECUTIVE. Notwithstanding the
provisions of Section 2 of this Agreement, the Executive may terminate his employment at any time by giving the Board of Directors written notice of his intent to terminate, delivered at least sixty (60) days prior to the effective date of such termination.

         Upon expiration of the sixty (60) day notice period (or such earlier date as may be approved by the Board of Directors), the termination by the Executive shall become effective. The Executive shall immediately thereafter forfeit all rights and benefits (other than vested benefits, including vested stock options and earned but unpaid incentive compensation (prorated for any partial year and paid within ninety (90) days after the end of the current fiscal year) under Section 4 of this Agreement), including but not limited to any right to compensation pursuant to Sections 4 or 5 of this Agreement, he would otherwise have been entitled to receive under this Agreement. The Company and the Executive thereafter shall have no further obligations under this Agreement except as otherwise provided in Sections 13 and 14 of this Agreement.

         In the event the Company persists, for a period of fifteen (15) days after written notice from the Executive, in assigning the Executive duties that are materially inconsistent with the duties that are incident and customary to those of the president of a division, the Executive may terminate his employment at any time by giving the Board of Directors written notice of his intent to terminate, delivered at least thirty (30) days prior to the effective date of such termination. If the Executive's employment is terminated pursuant to this paragraph, the Company shall pay the Executive, throughout the year in accordance with the normal payroll practices of the Company, an amount equal to one (1) year's worth of his base salary or, if the Executive's employment is terminated before January 21, 2000, the remaining base salary otherwise payable during the Initial Employment Period, in either case at the rate in effect immediately prior to the date of termination. The payments described in the immediately preceding sentence shall be reduced by any income paid to the Executive during the severance period from other employment or consulting services he performs for other persons or entities. The Executive shall immediately thereafter forfeit all rights and benefits (other than vested benefits, including vested stock options and earned but unpaid incentive compensation (prorated for any partial year and paid within ninety (90) days after the end of the current fiscal year) under Section 4 of this Agreement), including but not limited to any right to compensation pursuant to Sections 4 or 5 of this Agreement, he would otherwise have been entitled to receive under this Agreement. The Company and the Executive thereafter shall have no further obligations under this Agreement except as otherwise provided in Sections 13 and 14 of this Agreement.

         This Section 11 shall not apply to a termination by the Executive following a Change of Control, as described in Section 10.

         12. NON-RENEWAL. If, upon termination of the Initial Employment Period or any subsequent Employment Year, the Company shall decide not to renew this Agreement for one (1) Employment Year, the Company shall pay the Executive, throughout the year in accordance with the normal payroll practices of the Company, an amount equal to one (1) year's worth of his base salary at the rate in effect immediately prior to the date of termination. The payments described in the immediately preceding sentence shall be reduced by any income paid to the


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Executive during the severance period from other employment or consulting services he performs for other persons or entities. The Executive shall immediately thereafter forfeit all rights and benefits (other than vested benefits, including vested stock options and earned but unpaid incentive compensation (prorated for any partial year and paid within ninety (90) days after the end of the current fiscal year) under Section 4 of this Agreement), including but not limited to any right to compensation pursuant to Sections 4 or 5 of this Agreement, he would otherwise have been entitled to receive under this Agreement. The Company and the Executive thereafter shall have no further obligations under this Agreement except as otherwise provided in Sections 13 and 14 of this Agreement.

         13. NON-COMPETITION. The Executive and the Company recognize that due to the nature of his employment, and his relationship with the Company, the Executive has had and will have access to, and has acquired and will acquire, and has assisted and will assist in developing, confidential and proprietary information relating to the business and operations of the Company (for purposes of this Section 13 and Section 14 below, the Company shall mean the Company, I.C. Isaacs & Company, L.P., I. G. Design, Inc., or any of its/their affiliates or successors) including, without limitation, information with respect to their present and prospective services, systems, products, clients, customers, agents, and sales and marketing methods. The Executive acknowledges that such information has been and will be of central importance to the Company's business and that disclosure of it to others or its use by others could cause substantial loss to the Company. The Executive and the Company also recognize that an important part of the Executive's duties will be to develop good will for the Company through his personal contact with the Company's clients, and that there is a danger that this good will, a proprietary asset of the Company, may follow the Executive if and when his relationship with the Company is terminated.

            A. The Executive agrees that, except in the event that (i) the Executive voluntarily terminates his employment between ninety (90) and one hundred and twenty (120) days following the Change of Control or (ii) is involuntarily terminated within one hundred and twenty (120) days following the Change of Control, during the term of his employment with the Company, and for a period of ninety (90) days after the termination of his employment for any reason whatsoever (including the non-renewal of this Agreement by either party), the Executive will not directly or indirectly, within the United States, whether as a partner, proprietor, employee, consultant, agent or otherwise, participate or engage in any business that competes with, restricts, or interferes with the business of the Company, including, without limitation, any business in the young men's, women's contemporary sportswear and jeanswear industry.

            B. The Executive further agrees that during the term of his employment with the Company, and for a period of two (2) years after the termination of his employment for any reason whatsoever (including the non-renewal of this Agreement by either party):

               (i) The Executive will not, directly or indirectly (for his own account, or for the account of others), urge any current or potential client, customer, supplier or contractor of the Company to discontinue business, in whole


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     or in part, or not to do business, with the Company or otherwise interfere with the Company's relationship or potential relationship with any such parties; and

               (ii) The Executive will not directly or indirectly (for his own account, or for the account of others), solicit, hire or arrange to hire any person who at the time of such hire or within two (2) years prior to the time of such hire was an employee of the Company and was not involuntarily terminated by the Company, for himself or for any business entity with which he may be, or may be planning to be, affiliated or associated, or otherwise interfere with the retention of employees that the Company desires to retain as such.

            C. The Executive expressly acknowledges and agrees (i) that the restrictions set forth herein are reasonable, in terms of scope, duration, geographic area, and otherwise, (ii) that the protections afforded to the Company hereunder are necessary to protect its legitimate business interests, and (iii) that the agreement to observe such restrictions form a material part of the consideration for this Agreement and the Executive's employment by the Company.

         14. CONFIDENTIAL INFORMATION. The Executive agrees that, during the term of his employment with the Company, and for a period of two (2) years after the termination of his employment for any reason whatsoever (including the non-renewal of this Agreement by either party), he shall not disclose to any person or use the same in any way, other than in the discharge of his duties under this Agreement in connection with the business of the Company, any trade secrets or confidential or proprietary information of the Company, including, without limitation, any information or knowledge relating to (i) the business, operations or internal structure of the Company, (ii) the clients (or customers) or potential clients (or potential customers) of the Company, (iii) any method and/or procedure (such as records, programs, systems, correspondence, or other documents), relating or pertaining to projects developed by the Company or contemplated to be developed by the Company, or (iv) the Company's business, which information or knowledge the Executive shall have obtained during the term of this Agreement, and which is otherwise of a secret or confidential nature. Further, upon leaving the employ of the Company for any reason whatsoever, the Executive shall not take with him, without prior written consent of the Board of Directors of the Company, any documents, forms, or other reproductions of any data or any information relating to or pertaining to the Company, any clients (or customers) or potential clients (or potential customers) of the Company, or any other confidential information or trade secrets and will promptly return any such materials already in his possession to the Company.

         15. AMENDMENTS, OTHER AGREEMENTS. This Agreement may not be amended, waived, discharged or terminated orally, but only by an instrument in writing. Any earlier employment agreements between the Executive and the Company are hereby terminated and shall be of no further effect after the effective date hereof.


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        16. MISCELLANEOUS.

            A. Any notices required by this Agreement shall (i) be made in writing and mailed by certified mail, return receipt requested, with adequate postage prepaid; (ii) be deemed given when so mailed; (iii) be deemed received by the addressee within ten (10) days after given or when the certified mail receipt for such mail is executed, whichever if earlier; and (iv) in the case of the Company, be mailed to its principal office, or in the case of the Executive, be mailed to the last address that the Executive has given to the Company.

            B. This Agreement shall be binding upon and inure to the benefit of, the parties, their successors, assigns, personal representatives, distributees, heirs, and legatees.

            C. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland, without giving effect to the principles of conflicts of law thereof.

            D. Subject to the Company's rights described in paragraph G below, any dispute regarding any aspect of this Agreement or any act which allegedly has or would violate any provision of this Agreement will be submitted to binding arbitration. Such arbitration shall be conducted before an arbitrator sitting in a location agreed to by the Company and the Executive within fifty
(50) miles of the location of the Executive's principal place of employment, in accordance with the rules of the American Arbitration Association then in effect. Each party will be entitled to limited discovery, to consist of a maximum of three (3) depositions (maximum two (2) hours each), and twenty-five
(25) written interrogatories per party, which will be completed within one hundred twenty (120) days following the selection of the arbitrator. Judgment may be entered on the award of the arbitrator in any court having competent jurisdiction.

            E. Any failure by the Company to insist upon strict compliance with any term or provision of this Agreement, to exercise any option, to enforce any right, or to seek any remedy upon any breach by the Executive shall not affect, or constitute a waiver of, the Company's right to insist upon such strict compliance, exercise such option, enforce such right, or seek such remedy with respect to such breach or any prior, contemporaneous, or subsequent breach. No custom or practice of the Company at variance with any provision of this Agreement shall affect or constitute a waiver of, the Company's right to demand strict compliance with all provisions of this Agreement.

            F. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

            G. It is recognized that damages in the event of any breach or threatened breach of any provision of Sections 12 and 13 above by the Executive would be difficult, if not


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impossible, to ascertain and that any such breach would result in immediate and irreparable injury to the Company for which there is no adequate remedy at law, and it is therefore agreed that the Company, in addition to and without limiting any other remedy or right it may have, will be entitled to a decree of specific performance, injunctive relief, mandamus or other appropriate remedy to enforce performance of such requirements.

            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first hereinabove written.

ATTEST:                                    I. C. ISAACS & COMPANY, INC.


   /s/ Danielle Lambert                    By:    /s/ Robert J. Arnot
------------------------------                -------------------------------
                                              Robert J. Arnot
                                              Chairman of the Board and
                                              Chief Executive Officer


WITNESS:                                   EXECUTIVE



   /s/ Danielle Lambert                           /s/ Daniel Gladstone
------------------------------                -------------------------------
                                              Daniel Gladstone



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